Exhibit 95.1

MINE SAFETY ACT DISCLOSURE

Certain of our operations are classified as mines and are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. In the first quarter of 2019, the MSHA issued certain mine safety and health citations under the Mine Act for the following properties:

•	MSHA Property 47-03629: one “S&S” citation with an assessment of $121.
•	MSHA Property 47-03628: None.